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Exhibit 2.7.1

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

        This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this "IP Assignment Agreement") is entered into on November 30, 2004, by and between NASSDA CORPORATION, a Delaware corporation (the "Company"), and                        , an individual, ("Assignor"). The Company and Assignor individually may be referred to as a "Party," and together as the "Parties."

RECITALS

        A.    Contemporaneously with the execution and delivery of this IP Assignment Agreement, the Company, Synopsys, Inc. ("Synopsys"), and North Acquisition Sub, Inc. are entering into an Agreement of Merger (the "Merger Agreement").

        B.    Assignor is a stockholder [, director and officer] of the Company.

        C.    Assignor will realize substantial economic benefits from the consummation of the transactions contemplated by the Merger Agreement.

        D.    In order to induce Synopsys to enter into the Merger Agreement, Assignor has agreed to assign to the Company all of his right, title and interest in certain intellectual property, as provided in this IP Assignment Agreement.

        NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

        1.    DEFINITIONS.    Capitalized terms used but not otherwise defined in this IP Assignment Agreement shall have the meanings assigned to them in the Merger Agreement. As used in this IP Assignment Agreement:

          1.1    "Assigned Intellectual Property" means all Intellectual Property (whether or not such Intellectual Property was authored, conceived, created, developed, invented, or reduced to practice by Assignor, alone or jointly with others, in connection with the Company's business or anticipated research or development or with the use of the Company's equipment, facilities, or resources) (a) that falls within or is directly or indirectly related to the field of integrated circuit design, simulation, analysis, testing, or verification, which includes (but is not limited to) software that is designed or can be used to perform, or to assist in performing, the testing, simulation (including timing, power and reliability simulations) or analysis (whether static or dynamic) of integrated circuits or portions thereof or designs for integrated circuits or portions thereof (regardless of the type of integrated circuit and including analog circuits, digital circuits, mixed signal circuits, memory circuits, logic circuits, encoding circuits, decoding circuits and system-on-a-chip circuits, and regardless of the size of the integrated circuit design or process technology (e.g., 0.18 micron, 0.15 micron, 0.13 micron, 90 nanometer and 65 nanometer)), and (b) in which Assignor holds, or claims to hold, any right, title, or interest as of the Effective Date.

          1.2    "Effective Date" means the Closing Date.

        2.    ASSIGNMENT.    Effective as of the Effective Date, Assignor hereby irrevocably and unconditionally assigns to the Company all of Assignor's right, title, and interest worldwide in and to the Assigned Intellectual Property, and all Intellectual Property Rights therein. If any Intellectual Property Rights, such as moral rights, in the Assigned Intellectual Property cannot (as a matter of law) be assigned by Assignor to the Company as provided above, then (a) Assignor unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights, and (b) to the extent Assignor cannot (as a matter of law) make such waiver, Assignor unconditionally grants to the Company an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights: (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Assigned Intellectual Property in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Assigned Intellectual Property, and (iii) to exercise any and all other present or future rights in the Assigned Intellectual Property.

        3.    DELIVERY OF ASSIGNED INTELLECTUAL PROPERTY.    Promptly, and in any event within thirty (30) days after the Effective Date, Assignor shall deliver to the Company all diskettes, documents, materials, and other tangible media within the Assignor's possession or control containing any Assigned Intellectual Property. If any Assigned Intellectual Property exists only in electronic form as of the Effective Date, Assignor shall promptly (and in any event within thirty (30) days after the Effective Date) deliver to the Company a diskette or other tangible media (as requested by the Company) containing true and complete copies of such Assignment Intellectual Property. Once the delivery of the Assigned Intellectual Property to the Company has been completed, Assignor shall promptly (and in no event more than ten (10) days thereafter) permanently destroy all tangible copies thereof, and delete and erase all electronic copies thereof, that remain with Assignor's possession or control, and certify in writing to the Company that he has done so.

        4.    FURTHER ASSURANCES

          4.1    Cooperation.    Assignor will, at the Company's request, (a) cooperate with and assist the Company and Synopsys, both during and after the term of this IP Assignment Agreement, in perfecting, maintaining, protecting, and enforcing the Company's rights in the Assigned Intellectual Property, including by testifying and providing affidavits in connection with any interference proceedings, infringement suits, and other similar proceedings, and (b) execute and deliver to the Company any documents deemed necessary or appropriate by the Company or Synopsys in its discretion to perfect, maintain, protect, or enforce the Company's rights in the Assigned Intellectual Property or otherwise carry out the purposes of this IP Assignment Agreement. Regardless of whether the Company or Synopsys requests any such cooperation or assistance, Assignor shall not cooperate with or assist or support in any manner, directly or indirectly, any other Person with respect to any legal action or proceeding (including interference and reexamination proceedings) involving any Assigned Intellectual Property, except that Assignor may provide truthful testimony pursuant to a subpoena (or upon cross-examination) by any such Person.

          4.2    Intellectual Property Assignments.    Without limiting the generality of Section 4.1, Assignor will execute and deliver to the Company, at the Company's or Synopsys' request, (i) a copyright assignment in a form provided by the Company or Synopsys for any Assigned Intellectual Property subject to copyright protection; and (ii) a patent application assignment in a form provided by the Company or Synopsys for any patentable component of the Assigned Intellectual Property for which the Company or Synopsys elects to file a patent application. At the Company's or Synopsys' request, Assignor will promptly record such assignment with the United States Patent and Trademark Office or foreign equivalent. Assignor hereby irrevocably designates and appoints each of the Company and Synopsys and their respective duly authorized officers and agents as Assignor's agent and attorney-in-fact to act for and in Assignor's behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Assignor, if the Company or Synopsys is unable for any reason to secure Assignor's signature on any document needed in connection with the actions described in Section 4. Assignor acknowledges that this appointment is coupled with an interest.

        5.    EFFECTIVENESS OF AGREEMENT.    This IP Assignment Agreement will take effect on the Effective Date. If for any reason the Closing does not occur and the Merger Agreement is terminated, this IP Assignment Agreement will be null and void as if it had never been executed.

        6.    GENERAL PROVISIONS

          6.1    Governing Law; Venue.    This IP Assignment Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this IP Assignment Agreement or the enforcement of any provision of this IP Assignment Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Assignor:

            (a)   expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such action or proceeding;

            (b)   agrees that service of any process, summons, notice or document delivered by hand or by U.S. mail, by courier or express delivery service addressed to him at the address set forth on the signature page of this IP Assignment Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding (it being understood that nothing in this Section 6.1(b) shall affect the right of any party to serve process in any other manner permitted by law);

            (c)   agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

            (d)   agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that Assignor is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this IP Assignment Agreement or the subject matter of this IP Assignment Agreement may not be enforced in or by such court.

          6.2    Severability.    Any term or provision of this IP Assignment Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this IP Assignment Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this IP Assignment Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this IP Assignment Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

          6.3    Successors and Assigns.    The Company may freely assign any or all of its rights under this IP Assignment Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Assignor or of any other Person. This Agreement shall be binding upon

  Assignor and his heirs, executors, estate, personal representatives, successors and assigns (if any), and shall inure to the benefit of the Company, Synopsys, and the Company's successors and assigns. Assignor shall not assign any of his rights or delegate any of his obligations under this IP Assignment Agreement without the prior written consent of the Company.

          6.4    Notices.    Any notice or other communication required or permitted to be delivered to either Party under this IP Assignment Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such Party below (or at such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other party):

    if to Assignor:

      at the address set forth on the signature page hereof; and

    if to the Company:

      Nassda Corporation
      2650 San Tomas Expressway
      Santa Clara, CA 95051
      Attention:  Edwin C. V. Winn
                          Chairman of Special Committee
      Facsimile: (408) 988-9888

    with a copy to:

      Richards, Layton & Finger LLP
      One Rodney Square
      P.O. Box 551
      Wilmington, DE 19899
      Attention: Gregory V. Varallo
      Facsimile: (302) 651-7701

    with a copy to:

      Nassda Corporation
      2650 San Tomas Expressway
      Santa Clara, CA 95051
      Attention: Chief Financial Officer
      Facsimile: (408) 988-9888

    with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, CA 94304
      Attention: Robert P. Latta
      Facsimile: (650) 493-6811

          6.5    Attorneys' Fees.    If any legal proceeding relating to this IP Assignment Agreement or the enforcement of any provision of this IP Assignment Agreement is brought against Assignor, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          6.6    Specific Performance.    Assignor agrees that, in the event of any breach or threatened breach by Assignor of any covenant, obligation or other provision contained in this IP Assignment

  Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

          6.7    Remedies.    The rights and remedies of the Company under this IP Assignment Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this IP Assignment Agreement, and the obligations and liabilities of Assignor under this IP Assignment Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this IP Assignment Agreement shall limit any of Assignor's obligations or liabilities, or the rights or remedies of Synopsys under the Agreement to Settle Litigation (the "Settlement Agreement"), the Noncompetition Agreement, the Consulting Agreement, or the Cooperation and Support Agreement between the Parties of even date herewith; and nothing in the Settlement Agreement, the Noncompetition Agreement, the Consulting Agreement or the Cooperation and Support Agreement shall limit any of Assignor's obligations or liabilities, or any of the rights or remedies of the Company under this IP Assignment Agreement. No breach on the part of Synopsys of any covenant or obligation contained in the Settlement Agreement, the Noncompetition Agreement, the Consulting Agreement or the Cooperation and Support Agreement, or any other agreement shall limit or otherwise affect any right or remedy of Synopsys under this IP Assignment Agreement.

          6.8    Headings.    The bold-faced headings contained in this IP Assignment Agreement are for convenience of reference only, shall not be deemed to be a part of this IP Assignment Agreement and shall not be referred to in connection with the construction or interpretation of this IP Assignment Agreement.

          6.9    Construction.    Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Section headings are included in this IP Assignment Agreement merely for convenience of reference; they are not to be considered part of this IP Assignment Agreement or used in the interpretation of this IP Assignment Agreement. As used in this IP Assignment Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation." Whenever the Company's consent or approval is required under this IP Assignment Agreement, the Company may grant or deny its consent or approval in its sole and absolute discretion. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this IP Assignment Agreement. Except as otherwise indicated in this IP Assignment Agreement, all references in this IP Assignment Agreement to "Sections" are intended to refer to Sections of this IP Assignment Agreement.

          6.10    Waiver.    No failure on the part of the Company to exercise any power, right, privilege or remedy under this IP Assignment Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this IP Assignment Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this IP Assignment Agreement, or any power, right, privilege or remedy of the Company under this IP Assignment Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          6.11    Obligations Absolute.    Assignor's obligations under this IP Assignment Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company, Synopsys or any other person) of, or inaccurate representation or warranty contained in, any provision of the Merger Agreement, the Settlement Agreement or any other agreement or instrument, or by virtue of any failure to perform, or any other breach of, any obligation of the Company, Synopsys or any other person. Similarly, the obligations of Synopsys and the Company under the Merger Agreement, the Settlement Agreement or any other agreement or instrument, shall not be terminated or otherwise limited by virtue of any breach (on the part of Assignor) of, or inaccurate representation or warranty contained in, any provision of this IP Assignment Agreement.

          6.12    Amendment.    This IP Assignment Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company (or any successor thereto) and Assignor.

          6.13    Entire Agreement.    This Agreement, the Settlement Agreement, and the other agreements and instruments referred to in the Settlement Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto or thereto with respect to the subject matter hereof and thereof.

        IN WITNESS WHEREOF, the Parties have executed this IP Assignment Agreement.

("COMPANY")	("ASSIGNOR")

Signed:	Signed:

Name:	Printed Name:

Title:	Address:

For copyright registration purposes only, Assignor must provide the following information:
Date of Birth:

Nationality or Domicile:

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  Exhibit 2.7.1
FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
AGREEMENT